Exhibit 10.6

STONERIDGE, INC.

LONG-TERM INCENTIVE PLAN

FORM OF 2021 RESTRICTED SHARE UNITS AGREEMENT

Stoneridge, Inc., an Ohio corporation (the “Company”), pursuant to the terms and conditions hereof, hereby grants to _____________________ (“Grantee”) the right to receive, subject to continued service, _________________ Common Shares, without par value, of the Company (the “Share Units”), subject to the terms and conditions of this Agreement (the “Agreement”).

1.

The Share Units are in all respects subject to the terms, conditions and provisions of this Agreement and the Company’s 2016 Long-Term Incentive Plan (the “Plan”), as administered by the Compensation Committee of the Board of Directors (the “Committee”). Terms not defined herein are defined in the Plan.

2.

If earned the Share Units will be paid on a one-for-one basis in Company Common Shares. The right to receive the Company Common Shares and Share Units will be forfeited to the Company if the Grantee’s employment with the Company is terminated prior to March 8, 2024, except in the case of (i) retirement, (ii) death, (iii) Permanent Disability, (iv) Change in Control or (v) termination without cause, each as provided below.

3.	If the employment of the Grantee is not terminated prior to March 8, 2024, the Share Units shall be earned and paid on a one-for-one basis in Company common shares on March 8, 2024.
4.

If earned, the Company Common Shares will be issued in the name of the Grantee. The Company’s transfer agent and/or share transfer records will show the Grantee as the owner of record of the Company Common Shares as of the date earned. The certificate or certificates representing the Company Common Shares earned may, at the Company's discretion, be in uncertificated (electronic or book entry) form.

5.	Notwithstanding the foregoing, in addition to earning the Share Units as set forth above, the Share Units shall be earned upon the occurrence of an event and in the amounts as described below.
a)	the Grantee’s retirement, whereby the Share Units granted shall be earned on the date of retirement, subject to the following conditions: only a Grantee who (i) is 63 or older on the date of retirement, (ii) has provided written notice to the Committee of the intent to retire at least three (3) months prior to the retirement date, and (iii) has executed prior to retirement a customary one year non-competition agreement shall be permitted to have his or her Share Units earned upon retirement.
b)	the Grantee’s death or Permanent Disability;
c)	a Change in Control and within 24 months following such Change in Control the Grantee’s employment is terminated by the Company other than for Cause; or,
d)

the termination “without cause” of the Grantee’s employment by the Company; provided, however only in proportion to the number of months, including any partial month, elapsed in the Performance Period divided by 36.  In the event of termination “without cause”, the number of months considered to have elapsed in the Performance Period will be counted beginning from the Award grant date and end on the date that notice of termination is provided to or by the Grantee, except in situations where a different date is legally required.

A certificate or certificates representing the Common Shares earned shall be delivered to the Grantee or the Grantee’s estate after the occurrence of an event described above as soon as practical, but in no event shall be delivered later than the 15th day of the third month following the year in which Share Units were earned.

6.

On any change in the number or kind of outstanding common shares of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, share split, share dividend, combination of shares or any other change in the corporate structure or Common Shares of the Company, the Company, by action of the Committee, is empowered to make such adjustment, if any, in the number and kind of Share Units subject to this Agreement as it considers appropriate for the protection of the Company and of the Grantee.

7.

No later than the date as of which an amount first becomes includable in the gross income of the Grantee for income tax purposes with respect to the Performance Shares granted hereunder, the Grantee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any taxes (federal, state, local or other required taxes), or any kind of withholding required by law with respect to that amount.  Unless otherwise determined by the Committee, minimum statutory withholding obligations may be settled with Common Shares that have been earned.  The making of that payment or those arrangements is a condition to the obligations of the Company under the Plan, and the Company and its subsidiaries and affiliates may, to the extent permitted by law, deduct any taxes from any payment of any kind otherwise payable to the Grantee.

8.Nothing in this Agreement shall affect in any manner any conflicting or other provision of any other agreement between the Grantee and the Company.  Nothing contained in this Agreement shall limit whatever right the Company might otherwise have to terminate the employment of the Grantee.

9.	The laws of the State of Ohio govern this Agreement, the Plan and the Share Units granted hereby.

IN WITNESS WHEREOF, the Company has caused its corporate name to be subscribed by its duly authorized officer as of the March 8, 2021.

STONERIDGE, INC.

By /s/ Jonathan B. DeGaynor

Jonathan B. DeGaynor

The foregoing is hereby accepted.

_______________________________

Date:__________________________